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                                 EXHIBIT 10.5

                      AMENDMENT TO EMPLOYMENT AGREEMENT

This amendment agreement is hereby made and entered into this 15th day of December, 1998, by and between Financial Intranet, Inc., a Nevada corporation (the "Company") and Michael Sheppard, with an office at 410 Saw Mill River Road, Suite B2040, Ardsley, NY 10502 (the "Executive").

                                  WITNESSETH

         WHEREAS, the Company and the Executive entered into an Employment Agreement, dated September 12, 1997 (the "Agreement"), and now desire to amend the Agreement.

         NOW THEREFORE, in consideration of the foregoing and of the mutual covenants and promises hereinafter set forth and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, it is agreed as follows:

         1. Subparagraph (c) of paragraph 3 of the Agreement is hereby deleted and the following is hereby substituted in its place:

         (C) (I) (1) The Executive is hereby granted an option to purchase a number of shares of the Company's Common Stock equal to (A)14.5% of the shares issued by the Company through December 31, 1998 minus (B) 750,000 shares of Common Stock previously issued to the Executive and further reduced in accordance subsection (c)(ii). The exercise price shall be $.19 per share.

     The number of the Company's issued and outstanding Common Stock, for the purpose of calculating the total number of shares which may be purchased by the Executive in exercising the option shall be determined as of December 31, 1997 and 1998 and the option shall be deemed granted as of such dates based on the number of shares issued and outstanding as recorded on the Company's stock ledger as reported by the Company's Transfer Agent.

     (2) The Executive is hereby granted an option to purchase a number of shares of the Company's Common Stock equal to 14.5% of the additional shares issued by the Company beginning January 1, 1999 through December 31, 2002, at a price per share equal to the market price of the Common Stock on the date such shares are issued. The market price per share of Common Stock shall be the closing bid price per share of Common Stock on the date such additional shares are issued as quoted on the OTC Bulletin Board or the NASDAQ Small Cap Market or whichever national securities exchange the Company's Common Stock is listed upon. The options under this section shall be deemed granted as of the date of issuance by the

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Company of such additional shares.

                  (ii) The options granted by the Company under Section (c)(I) shall be further reduced by (b) any shares issued upon exercise of the option and (c) any shares issued in lieu of cash expenses advanced by Executive or accepted as previously earned consulting fees in lieu of cash. The option shall not apply to any shares of Common Stock issued or issuable by the Company to the Executive, Ben Stein or Maura Marx pursuant to their employment agreements dated as of September 12, 1997, as amended (the "Employment Agreements").

                  (iii) All options granted under this Employment Agreement expire on December 31, 2002, subject to termination on such other date as provided as follows (the "Option Period"). Upon termination, the Executive shall not be entitled to any additional options. If the Executive dies, the Executive's estate shall have the right to exercise any options granted hereunder for one year after the date of death. In the event the Executive voluntarily leaves the employ of the Company , any option then held by the Executive shall terminate immediately. In the event that the Executive's employment is terminated for any reason by the Company, any option then held by the Executive shall terminate 90 days following such termination, provided that any options shall terminate immediately upon termination for cause.

                  (iv) Any option granted to the Executive is personal to the Executive and is not assignable by the Executive. All options shall be exercised by written notice as called for in this Employment Agreement. Delivery of the certificates representing the shares called for under the within option shall be made promptly after receipt of such notice of exercise, against the payment of the purchase price by certified check or cashier's check.

                  (v) Shares issued pursuant to the grant of the options in accordance with the terms of this agreement may not be sold, exchanged, transferred, pledged, hypothecated, or otherwise disposed of except as provided for under Rule 144 of the Securities and Exchange Act of 1933 (the "Act"). The following shall apply:

     (A) Said Common Stock must be held indefinitely unless (1) distribution of said Common Stock has been made registered under the Act, (2) as sale of said Common Stock is made in conformity with the provisions of Rule 144 of the Act, or (3) in the opinion of counsel acceptable to the Company, some other exemption from registration is available;

     (B) The Executive will not make any sale, transfer or other disposition of said Common Stock except in compliance with the Act and Rules and Regulations thereunder;

     (C) The Executive is familiar with all of the provisions of Rule 144 including (without limitation) the holding period thereunder;

                  (vi) The Company is under no obligation to register the sale, transfer or other disposition of said Common Stock by the Executive or on his behalf or to take any other action

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     necessary I order to make  compliance  with an exemption from  registration available;

                  (vii) There will be a restrictive legend placed on the certificates for said Common Stock stating in substance:

         "The shares represented by this certificate have not been registered under the Securities Act of 1933 and may not be sold, pledged, or otherwise transferred except pursuant to an effective registration statement under said Act, SEC Rule 144 or an opinion of counsel acceptable to the company that some other exemption from registration is available."

                  (viii) The number of Shares subject to this Option during the Option Period shall be cumulative as to all prior dates of calculation and shall be adjusted for any stock dividend, subdivision, split-up or combination of common stock.

     (ix) The exercise price shall be subject to adjustment from time to time as follows:

          (1) If, at any time during the Option Period, the number of shares of common stock outstanding is increased by a stock dividend payable in shares of common stock, then, immediately following the record date fixed for the determination of holders of shares of common stock entitled to receive such stock dividend, subdivision or split-up, the exercise price shall be appropriately decreased so that the number of Shares included in the Shares issuable upon the exercise hereof shall be increased in proportion to such increase in outstanding shares.

     (2) If, at any time during the Option Period, the number of shares of common stock outstanding is decreased by a combination of outstanding shares of common stock, then, immediately following the record date for such combination, the exercise price shall be appropriately increased so that the number of Shares issuable upon the exercise hereof shall be decreased in outstanding shares.

         2. Except as herein provided, the Agreement shall remain in full force and effect.

         IN WITNESS WHEREOF, the parties hereto have caused the due execution hereof the day and year first above written.

                                    Financial Intranet

                                    /s/Maura Marx
                                    By: Maura Marx


                                    /s/Michael Sheppard
                                    Michael Sheppard



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